Exhibit 99.1
McKESSON REPORTS FISCAL 2007 FOURTH-QUARTER
AND FULL-YEAR RESULTS
•	Revenues of $24.2 billion for the fourth quarter, up 6% from the prior year, and revenues of $93.0 billion for the full year, up 7%.
•	Fourth-quarter earnings per diluted share of 85 cents and full-year earnings per diluted share of $2.99.
•	Fourth-quarter earnings per diluted share of 85 cents from continuing operations excluding adjustments to Securities Litigation reserves, up 23%, and full-year earnings per diluted share of $2.89 from continuing operations excluding adjustments to Securities Litigation reserves, up 17%.
•	Fiscal 2007 cash flow from operations of $1.5 billion.
•	Fiscal 2008 Outlook: EPS of $3.15 to $3.30 per diluted share.
•	Board of Directors approves new share repurchase authorization of $1 billion.
SAN FRANCISCO, May 7, 2007 — McKesson Corporation (NYSE: MCK) today reported that revenues for the fourth quarter ended March 31, 2007, were $24.2 billion compared to $22.8 billion a year ago. Fourth-quarter earnings per diluted share was 85 cents compared to 70 cents per diluted share a year ago. Fourth-quarter earnings per diluted share from continuing operations excluding adjustments to Securities Litigation reserves was 85 cents compared to 69 cents a year ago.
     For the full fiscal year, McKesson had revenues of $93.0 billion versus $87.0 billion a year ago, and earnings per diluted share of $2.99 compared to $2.38 a year ago. Earnings per diluted share from continuing operations excluding adjustments to Securities Litigation reserves for the full year was $2.89 compared to $2.46 a year ago.

     “McKesson’s outstanding earnings growth for the quarter and for the year is the result of great execution across the company,” said John H. Hammergren, chairman and chief executive officer. “We are seeing the benefits of our strategy to deliver products, services and solutions that are helping our customers make healthcare safer, more efficient and higher quality. Our financial performance, operating excellence and strategic capital deployment provide great momentum for Fiscal 2008.”
     “Pharmaceutical Solutions full-year operating margin rate expanded to 1.53%, an increase of 8 basis points, a strong performance considering we had $95 million in positive anti-trust settlements a year ago compared to $10 million this year. Medical-Surgical Solutions grew revenues 16% while completing a seamless transition out of the acute care business. Provider Technologies revenues grew 24% and operating profit increased 11% even as we continued to make significant investments in product development, sales force expansion and acquisitions to expand our offering and strengthen our positions in emerging markets.”
     For the year, McKesson had cash flow from operations of $1.5 billion. The company continues to execute a balanced capital deployment strategy designed to create additional shareholder value. During Fiscal 2007, McKesson made $1.9 billion of acquisitions, including the acquisition of Per-Se Technologies on January 26 for $1.8 billion, repurchased $1 billion of its shares, paid $72 million in dividends and invested $306 million in property, plant, equipment and capitalized software.
     During the quarter, McKesson issued $1 billion in debt to finance its purchase of Per-Se. The company ended the year with a cash balance of $2 billion and a gross debt-to-capital ratio of 24%. During the fourth quarter, McKesson repurchased $247 million of stock, completing the previously authorized repurchase program. At its most recent meeting, the Board of Directors authorized an additional $1 billion share repurchase program.

Segment Results
     Pharmaceutical Solutions revenues were up 5% for the fourth quarter and 6% for the year. U.S. Healthcare direct distribution revenues grew 4% for the quarter and 5% for the year despite the mid-May 2006 termination of a customer contract with annual sales of approximately $3.3 billion. Warehouse sales increased 7% in the quarter and 8% for the year. For the quarter and the year, Canadian revenues increased 13%, including a negative 2% currency impact for the quarter and a 5% currency benefit for the year.
     Pharmaceutical Solutions gross profit of $794 million was up 16% from the fourth quarter a year ago. Full-year gross profit of $2.8 billion was up 11% from a year ago. The increases in gross profit for the quarter and year resulted from an improved mix of higher-margin products and services, stable sell margin to customers and the impact of our agreements with branded pharmaceutical manufacturers.
     Gross profit in the fourth quarter included a $26 million pre-tax LIFO credit compared to $12 million in the fourth quarter a year ago. For the full year, the pre-tax LIFO credit was $64 million compared to $32 million a year ago. Gross profit in Fiscal 2007 included $10 million in pre-tax gains from anti-trust settlements compared to $95 million for Fiscal 2006.
     Operating margin rate for the fourth quarter was 1.77% compared to 1.61% a year ago, and was 1.53% for the full year compared to 1.45% a year ago.
     “Our success at expanding our operating margin comes from our dedication to increasing the higher-margin products and services we provide to our customers, disciplined execution with customer contract renewals and focus on operating expense efficiencies,” said Hammergren.

     Medical-Surgical Solutions revenues were up 13% in the fourth quarter and 16% for the full year, both of which reflect above-market growth across the business and the acquisition of Sterling Medical in April 2006. Gross profit as a percentage of revenues was 30% for the quarter and 29% for the year. Operating profit in the fourth quarter was $11 million compared to $16 million a year ago, and for the full year was $81 million compared to $83 million a year ago.
     In Provider Technologies, revenues were up 39% for the quarter and 24% for the full year, reflecting continued strong demand for clinical software and imaging solutions, increased implementations and the impact of Per-Se revenues. Software and software systems revenues increased 7% for the quarter and 16% for the full year.
     Provider Technologies’ operating profit in the fourth quarter was $51 million, up 6% from the fourth quarter a year ago, and for the full year was $159 million, up 11%. Operating expenses were up 45% for the quarter and 27% for the year due to the impact of Per-Se and other acquisitions, new product development investments, sales force expansion, restructurings and equity-based compensation expense allocated to this segment. Operating margin rate was 8.54% for the quarter and 8.35% for the year.
     “Over the past year, Provider Technologies solidified its leadership position for comprehensive information solutions in its traditional core hospital customer base,” Hammergren said. “We also moved aggressively with strategic acquisitions to expand our positions in physician office information solutions, consumer-directed healthcare and healthcare connectivity. The integration of those acquisitions into our business is well under way. Demand remains strong, especially for our market-leading medical imaging solutions, and we continue to benefit from an improved pace of implementations to pull revenue from our software backlog.”

Fiscal Year 2008 Outlook
     “Based on the demonstrated value of our product and service offering, our operating progress and strategic investments, McKesson enters Fiscal 2008 well-positioned for growth in both existing and emerging markets for healthcare services and healthcare information technology,” Hammergren continued.
     “We are the largest pharmaceutical distributor in the United States and Canada, and own 49% of the leading pharmaceutical distributor in Mexico. We are the largest distributor of generics in North America, at a time when the consumption of these drugs is growing due to their great value. We are well-positioned in the attractive alternate site medical-surgical market.”
     “Software and automation solutions that can improve the efficiency and quality of healthcare have tremendous value for our customers. We continue to see strong demand for our solutions from our large installed base of hospital and payor customers. We have unique offerings for the emerging sectors of the market and are using technology to connect all participants across the healthcare spectrum.”
     “Based on this positive momentum, for the fiscal year ending March 31, 2008, McKesson expects to earn between $3.15 and $3.30 per diluted share. A strong balance sheet and solid operating cash flow provide resources to further the creation of additional shareholder value,” Hammergren concluded.
Key Assumptions for Fiscal Year 2008 Outlook
The Fiscal 2008 outlook is based on the key assumptions provided below and is also subject to the Risk Factors provided below in this press release.
•	Beginning with the quarter ending June 30, 2007, McKesson will report its results in two segments: McKesson Distribution Solutions, which includes what was previously reported as Pharmaceutical Solutions and Medical-Surgical Solutions, with the exception of our Payor business, which will now be reported together with Provider Technologies in the second segment, McKesson Technology Solutions.

•	Revenue growth for our Distribution Solutions segment should be at market growth rates, adjusted for our mix of business. Technology Solutions segment revenue growth should be significantly above market revenue growth due to the Per-Se acquisition, demand for healthcare information solutions and continued software implementations.

•	Although our agreements with branded pharmaceutical manufacturers provide a higher level of predictability for compensation, the structures of some agreements use price increases as the determinant of compensation timing and therefore a seasonal pattern of earnings is expected to continue. We assume that price inflation in Fiscal 2008 will be similar to price inflation in Fiscal 2007.

•	Another year of strong growth in sales and profit from generic pharmaceuticals is expected, but whereas there were a number of major generic drug launches in the first two quarters of Fiscal 2007, the current expectation is that the majority of generic drug launches in Fiscal 2008 will occur late in the fiscal year.

•	Our remaining pharmaceutical LIFO reserve of approximately $18 million is expected to be used in 2008.

•	Positive anti-trust settlements are expected to be at approximately the same level in Fiscal 2008 as they were in Fiscal 2007.

•	McKesson’s incremental equity-based compensation expense is expected to be between 6 and 8 cents per diluted share in Fiscal 2008, due to the multi-year ramp-up of expense. This expense will have a more significant impact on the operating profit of the Technology Solutions segment. Our share-based compensation expense is affected by a number of variables, including changes in our stock price, levels of grants, forfeiture rates and the attainment of performance goals. As a result, there could continue to be variability in this expense in the coming fiscal year.

•	The guidance range assumes a tax rate range of 34% to 35%, which may vary from quarter to quarter.

•	Capital expenditures and capitalized software should be between $300 million and $350 million.
•	Cash flow from operations is expected to be in excess of $1 billion.
•	Average shares outstanding used for calculation of diluted earnings per share is expected to be 302 million.
•	The guidance range does not include any potential securities litigation reserve adjustments, acquisitions, divestitures, material restructurings or integration-related actions.
Fourth-Quarter and Full-Year Corporate and Financial Highlights
The quarter and year included the following additional major highlights:
•	On April 25, the Board of Directors authorized an additional repurchase from time to time of up to $1 billion of the company’s shares of common stock in open market or private transactions.
•	Sales growth for McKesson’s proprietary OneStop generics program for retail pharmacy once again exceeded the market growth rate for generic pharmaceuticals, and was up 40% in the quarter and 51% for the year.
•	Since introducing an enhanced Health Mart® program July 1, our franchise count increased from 350 stores to almost 1,300 stores, making Health Mart the largest independent domestic pharmacy franchise network. Health Mart was recently recognized as “Pharmacy Chain of the Year” by Drug Topics magazine.
•	During Fiscal 2007, we renewed longstanding relationships with several of our largest customers, including Wal-Mart, Target and Aetna, and expanded our relationships with CVS and Broadlane.
•	McKesson’s Medical Imaging Group is the recipient of the Frost and Sullivan Market Penetration Leadership Award in the U.S. PACS industry for the second consecutive year. The award citation reads: “The recipient has demonstrated strategic excellence in product innovation, marketing, and sales strategies that have resulted in the largest gain in market share over the past 2 to 3 years.”

•	McKesson remains the leader in medication safety, with the only fully integrated solution spanning information systems, automated drug dispensing and bedside error prevention. McKesson’s Robot-Rx® is installed in 325 hospitals in the United States and Canada, where it dispenses half a billion doses annually, error-free. McKesson’s Horizon Admin-RxTM bedside scanning technology monitors more than 95 million drug administrations annually, preventing more than 325,000 errors weekly.
•	We acquired Practice Partner, a leading provider of integrated software for electronic health records (EHRs), medical billing and appointment scheduling for independent physician practices. The acquisition supports McKesson’s commitment to provide a complete solution — including software, billing and collection services, supplies and connectivity — to physician practices regardless of size, specialty or geographic location.
•	More than 50% of sites are installed and running under McKesson’s contract to install and operate a new payroll and human resources information system for the National Health Service of England and Wales.
•	The fourth-quarter provision for income taxes reflects a reduction in the company’s full-year expected effective tax rate to 33% and favorable adjustments to income tax expense totaling $4 million.
•	Fourth-quarter results included $21 million in pre-tax share-based compensation expense associated with the implementation of FAS 123R. For Fiscal 2007, this pre-tax expense totaled $60 million, or approximately 13 cents per diluted share.
•	Results from discontinued operations in Fiscal 2007 totaled an after-tax loss of $55 million, or 18 cents per diluted share, primarily associated with the September 2006 sale of our acute care medical-surgical business.

Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: adverse resolution of pending securities litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including changes in government regulations and the impact of potential future mandated benefits; competition; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental and manufacturers’ efforts to regulate or control the pharmaceutical supply chain; changes in government regulations relating to patient confidentiality standards; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in the availability or pricing of branded and generic drugs; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s internally used or externally sold software and software systems, or the slowing or deferral of demand or extension of the sales cycle for external software products; continued access to third-party licenses for software and the patent positions of the company’s proprietary software; the company’s ability to meet performance requirements in its disease management programs; the adequacy of insurance to cover liability or loss claims; changes in circumstances that could impair our goodwill or intangible assets; new or revised tax legislation; foreign currency fluctuations or disruptions to foreign operations; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.

     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation (NYSE: MCK) is a Fortune 18 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 174-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
CONTACT:
Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended March 31,			Year Ended March 31,
	FY07	FY06	Chg.	FY07	FY06	Chg.
Revenues	$24,165	$22,790	6%	$92,977	$86,983	7%

Cost of sales	22,914	21,751	5	88,645	83,206	7

Gross profit	1,251	1,039	20	4,332	3,777	15

Operating expenses	883	709	25	3,074	2,606	18
Securities Litigation charge (credit), net	—	(8)	—	(6)	45	—

Total operating expenses	883	701	26	3,068	2,651	16

Operating income	368	338	9	1,264	1,126	12

Interest expense	(31)	(25)	24	(99)	(94)	5
Other income, net	26	42	(38)	132	139	(5)

Income from continuing operations before income taxes	363	355	2	1,297	1,171	11

Income taxes (1)	(106)	(132)	(20)	(329)	(426)	(23)

Income from continuing operations	257	223	15	968	745	30

Discontinued operations, net (2)	—	(3)	—	(55)	6	—

Net income	$257	$220	17	$913	$751	22

Earnings per common share (3)
Diluted (4) (5)
Continuing operations	$0.85	$0.71	20%	$3.17	$2.36	34%
Discontinued operations	—	(0.01)	—	(0.18)	0.02	—

Total	$0.85	$0.70	21	$2.99	$2.38	26

Basic
Continuing operations	$0.87	$0.73	19%	$3.25	$2.44	33%
Discontinued operations	—	(0.01)	—	(0.19)	0.02	—

Total	$0.87	$0.72	21	$3.06	$2.46	24

Shares on which earnings per common share were based
Diluted	304	314	(3)%	305	316	(3)%
Basic	296	305	(3)	298	306	(3)

(1)	Income tax expense for the year ended March 31, 2007 includes an $83 million credit to reverse previously recorded Securities Litigation tax reserves.

(2)	In the second quarter of 2007, we sold our Acute Care business, which was previously included in our Medical-Surgical Solutions segment, and a small Pharmaceutical Solutions’ segment business. Financial results for these businesses have been presented as discontinued operations. Results of our discontinued operations for the year ended March 31, 2007 include the write-off of $79 million of goodwill allocated to the sale of the Acute Care business, none of which is tax deductible.

(3)	Certain computations may reflect rounding adjustments.

(4)	For the year ended March 31, 2006, interest expense, net of related income taxes, of $1 million has been added to net income for purposes of calculating diluted earnings per share. This adjustment reflects the impact of the Company’s potentially dilutive obligations.

(5)	Diluted earnings per share from continuing operations, excluding the impact of our Securities Litigation, are as follows (a):

	Quarter Ended March 31,			Year Ended March 31,
	FY07	FY06	Chg.	FY07	FY06	Chg.
Income from continuing operations — as reported	$257	$223	15%	$968	$745	30%

Exclude: Securities Litigation charge (credit), net	—	(8)	—	(6)	45	—
Income taxes on charge (credit), net	—	3	—	2	(15)	—
Income tax reserve reversals	—	—	—	(83)	—	—

	—	(5)	—	(87)	30	—

Income from continuing operations, excluding the Securities Litigation charge (credit), net	$257	$218	18	$881	$775	14

Diluted earnings per common share from continuing operations, excluding the Securities Litigation charge (credit), net (4)	$0.85	$0.69	23%	$2.89	$2.46	17%

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended March 31,				Year Ended March 31,
	FY07	FY06	Chg.		FY07	FY06	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$14,245	$13,763	4%		$54,461	$52,032	5%
U.S. Healthcare sales to customers’ warehouses	7,142	6,663	7		27,555	25,462	8

Subtotal	21,387	20,426	5		82,016	77,494	6
Canada distribution & services	1,606	1,425	13		6,692	5,910	13

Total Pharmaceutical Solutions	22,993	21,851	5		88,708	83,404	6

Medical-Surgical Solutions	575	508	13		2,364	2,037	16

Provider Technologies
Software & software systems	111	104	7		374	322	16
Services	435	287	52		1,365	1,069	28
Hardware	51	40	28		166	151	10

Total Provider Technologies	597	431	39		1,905	1,542	24

Revenues	$24,165	$22,790	6		$92,977	$86,983	7

GROSS PROFIT
Pharmaceutical Solutions	$794	$684	16		$2,757	$2,485	11
Medical-Surgical Solutions	171	147	16		676	572	18
Provider Technologies	286	208	38		899	720	25

Gross profit	$1,251	$1,039	20		$4,332	$3,777	15

OPERATING EXPENSES
Pharmaceutical Solutions	$395	$344	15		$1,434	$1,311	9
Medical-Surgical Solutions	160	132	21		597	492	21
Provider Technologies	237	164	45		749	590	27
Corporate	91	69	32		294	213	38

Subtotal	883	709	25		3,074	2,606	18
Securities Litigation charge (credit), net	—	(8)	—		(6)	45	—

Operating expenses	$883	$701	26		$3,068	$2,651	16

OTHER INCOME, NET
Pharmaceutical Solutions	$8	$12	(33)		$38	$37	3
Medical-Surgical Solutions	—	1	—		2	3	(33)
Provider Technologies	2	4	(50)		9	13	(31)
Corporate	16	25	(36)		83	86	(3)

Other income, net	$26	$42	(38)		$132	$139	(5)

OPERATING PROFIT
Pharmaceutical Solutions	$407	$352	16		$1,361	$1,211	12
Medical-Surgical Solutions	11	16	(31)		81	83	(2)
Provider Technologies	51	48	6		159	143	11

Operating profit	469	416	13		1,601	1,437	11
Corporate	(75)	(44)	70		(211)	(127)	66
Securities Litigation (charge) credit, net	—	8	—		6	(45)	—

Income from continuing operations before interest expense and income taxes	$394	$380	4		$1,396	$1,265	10

Operating profit as a % of revenues
Pharmaceutical Solutions	1.77%	1.61%	16	bp	1.53%	1.45%	8	bp
Medical-Surgical Solutions	1.91%	3.15%	(124)		3.43%	4.07%	(64)
Provider Technologies	8.54%	11.14%	(260)		8.35%	9.27%	(92)

Return on Stockholders’ Equity(1)	15.2%	13.1%

(1)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters. Ratio includes our after-tax Securities Litigation charges and credits.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31,	March 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$1,954	$2,139
Restricted cash	984	962
Receivables, net	6,566	6,247
Inventories	8,153	7,127
Prepaid expenses and other	199	522

Total	17,856	16,997
Property, Plant and Equipment, net	684	663
Capitalized Software Held for Sale	166	139
Goodwill	2,975	1,637
Other Intangibles	613	116
Other Assets	1,649	1,409

Total Assets	$23,943	$20,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities Drafts and accounts payable	$10,873	$9,944
Deferred revenue	1,027	827
Current portion of long-term debt	155	26
Securities Litigation	983	1,014
Other	2,088	1,659

Total	15,126	13,470
Postretirement Obligations and Other Noncurrent Liabilities	741	619
Long-Term Debt	1,803	965
Stockholders’ Equity	6,273	5,907

Total Liabilities and Stockholders’ Equity	$23,943	$20,961

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended March 31,
	FY07	FY06
OPERATING ACTIVITIES
Net income	$913	$751
Discontinued operations, net of income taxes	55	(6)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	295	262
Securities Litigation charge (credit), net	(6)	45
Deferred taxes	167	403
Other non-cash items	(52)	(37)
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(209)	(519)
Inventories	(928)	601
Drafts and accounts payable	872	1,104
Deferred revenue	181	379
Taxes	144	(53)
Securities Litigation settlement payments	(25)	(243)
Other	132	51

Net cash provided by operating activities	1,539	2,738

INVESTING ACTIVITIES
Property acquisitions	(126)	(166)
Capitalized software expenditures	(180)	(160)
Acquisitions of businesses, less cash and cash equivalents acquired	(1,938)	(589)
Proceeds from sales of businesses	179	63
Restricted cash	(22)	(962)
Other	(16)	(2)

Net cash used in investing activities	(2,103)	(1,816)

FINANCING ACTIVITIES
Proceeds from issuances of debt, net	1,997	—
Repayment of debt	(1,031)	(24)
Capital stock transactions:
Issuances	399	568
Share repurchases	(1,003)	(958)
ESOP notes and guarantees	10	12
Dividends paid	(72)	(73)
Other	79	(108)

Net cash provided by (used in) financing activities	379	(583)

Net increase (decrease) in cash and cash equivalents	(185)	339
Cash and cash equivalents at beginning of period	2,139	1,800

Cash and cash equivalents at end of period	$1,954	$2,139